Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marti Technologies, Inc. (formerly Galata Acquisition Corp.) on Amendment No. 2 to Form F-1 (File No. 333-273543) of our report dated March 31, 2023 which includes an explanatory paragraph as to the ability of Galata Acquisition Corp. to continue as a going concern, with respect to our audits of the financial statements of Galata Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 26, 2021 (inception) through December 31, 2021, appearing in the Annual Report on Form 10-K of Galata Acquisition Corp. for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 10, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

October 12, 2023